EXHIBIT 10.12

December 15, 2025

Rachael Alford

racalf72@gmail.com

Dear Rachael,

On behalf of Yarrow Bioscience, Inc. (the “Company”) we are pleased to offer you employment with the Company based on the general terms that are outlined in this letter.

Position:	Chief Operating Officer
Reporting to:	Rebecca Frey, Chief Executive Officer
Employment Start Date:	Mid-January 2026 based on contingency terms below
Location:	CT
Annual Base Salary:	$450,000, payable in semi-monthly installments and otherwise in accordance with the Company’s payroll methods and procedures, subject to all applicable taxes and withholding.
Target Bonus:	30%
Equity:	You will be granted an option to purchase shares representing approximately 1% of the fully diluted capitalization of Yarrow Bioscience, Inc. as of the closing of the Company’s Series A preferred stock financing (the “Series A Financing”). The option is subject to a 4-year vesting period (with 25% of the shares vesting on the first anniversary of your Employment Start Date) and the terms of the option agreement and the Company’s equity plan.

The following pages have more details on your offer and should be read in conjunction with the details above. If you have any questions about this information, please contact Shalini Sinha (sks@rtwfunds.com). Otherwise, please confirm your acceptance of this offer of employment with Yarrow Bioscience, Inc. by signing below and returning a copy. We look forward to having you join the team!

Yarrow Bioscience, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

More terms on your offer:

Our offer to you is contingent on:

•	Execution of a Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement (attached below) by you.

•	Satisfactory completion of your background check, satisfactory reference checks, and submission of valid proof of your identity and your legal authorization to work in the United States.

•	Your representing and warranting that you are free to enter into and perform each of the terms and conditions of this Agreement; and that your execution and/or performance of all your obligations under this Agreement does not and will not violate or breach any other agreement (including, without limitation any non-competition agreement) between you and any other person or entity.

•	The execution of the license agreement by the Company for GS-098, an anti-TSHR antibody from Changchun GeneScience Pharmaceutical Co (“GenSci”).

•	The Company’s successful completion of the Series A Financing . The size of the Series A Financing is preliminarily set at no less than $75M; however, the Company will discuss in good faith with you a mutually agreed financing amount, if warranted by market conditions and revisions to the Company’s development and operational plan.

This Agreement contains the entire understanding between you and the Company regarding your employment with the Company and supersedes all prior understandings and agreements between you and the Company regarding your employment by the Company. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict-of-laws provisions.

Your continued employment is subject to compliance with applicable Company policies.

Your employment is classified as exempt from overtime and is on an at-will basis. You or the Company may terminate your employment for any reason or no reason at any time. If you choose to do so, the Company requests that you resign providing at least thirty (30) calendar days of notice.

Compensation: All compensation components are subject to annual review.

Target Bonus: You will be eligible to participate in the Company’s discretionary bonus program, with a target bonus equal to a percentage of your annual base salary. Any bonus award is at the sole discretion of the Company and will be based on the Company’s assessment of your performance relative to agreed-upon objectives, as well as overall business conditions. If your performance assessment is done for a period covering less than a full fiscal year, this bonus would be pro-rated for your period of employment. Bonuses, if awarded, are typically paid within ninety (90) days following the end of the fiscal year (December 31). You must be employed by the Company at the time of payment to be eligible to receive a bonus.

Yarrow Bioscience, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

Benefits: You will be eligible to participate in the Company’s employee benefit plans subject to the eligibility and other terms and conditions of such plans. Our benefits include medical, dental, vision, life and disability insurance, and a 401(k) program with company match. You will be entitled to vacation days, sick leave and observed holidays in accordance with the policies and practices of the Company.

Severance: In the event that your employment with the Company is (i) involuntarily terminated, or your duties and responsibilities are materially diminished, without Cause (as defined below), or (ii) terminated by you for Good Reason (as defined below), you shall be entitled to the following severance benefits:

•	Cash Severance: Payment equal to six (6) months of your base salary at the time of termination, subject to applicable withholdings; and

•	Health Coverage Continuation: The Company will pay the full cost of COBRA premiums to continue your medical, dental, and vision (as in effect for you and your eligible dependents at the time of separation) for up to six (6) months, or until the earliest of:

o	(a) the date you become eligible for equivalent coverage under another employer’s plan; or

o	(b) the date you are no longer eligible for COBRA continuation coverage

In the event that your employment with the Company is involuntarily terminated without Cause or you resign for Good Reason, in each case, as a result of and within twelve (12) months following a Change in Control (as defined below), in addition to the severance as set forth above, 100% of your then-unvested equity awards (including stock options and any other equity-based awards) shall immediately vest and, if applicable, become exercisable as of the date of such termination.

These severance benefits are subject to your execution (and non-revocation) of a standard separation and release agreement.

“Cause” shall mean the occurrence of any of the following: (a) your gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct in the performance of your duties or otherwise relating to the business of the Company; or (b) your conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude.

Yarrow Bioscience, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

“Good Reason” shall mean the occurrence of any one or more of the following events without your consent: (a) a material, adverse change in title (i.e. if you cease to have the title of Chief Operating Officer) or material reduction in authority or duties (if you are assigned duties materially inconsistent with your position, other than any temporary assignment made in good faith due to exigent business circumstances); (b) a relocation of your principal worksite by more than 50 miles that materially increases your commute; or (c) a material reduction in your base salary; provided, however, that a reduction in base salary that is implemented on a generally consistent basis for the Company’s senior management team would not ordinarily be treated as a material reduction for purposes of this clause; provided that none of the foregoing shall constitute Good Reason unless the Employee provides written objection within 30 days of the event and the Company fails to cure the issue within 30 days of such notice.

A “Change in Control” shall occur if: (a) an individual or entity that is not an affiliate of the Company acquires 50% or more of the ownership interest in the Company representing a majority of the Company’s outstanding voting power immediately following such acquisition; (b) there is a merger, acquisition or similar transaction involving the Company that results in the voting securities of the Company outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity immediately following such merger, acquisition or similar transaction; or (c) there is a sale of all or substantially all of the Company’s assets; provided that the following events shall not constitute a “Change in Control”: (i) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (iii) an initial public offering of any of the Company’s securities or any other transaction or series of related transactions principally for bona fide equity financing purposes; (iv) a reincorporation of the Company solely to change its jurisdiction; or (v) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

Yarrow Bioscience, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

Sincerely,

/s/ Rebecca Frey
Rebecca Frey
Chief Executive Officer
Yarrow Bioscience, Inc.

I accept the terms of employment as stated above.

/s/ Rachael Alford	Dated:	12/15/25

Rachael Alford

Yarrow Bioscience, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014